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                                                                    EXHIBIT 10.9


                     EXPENSE REIMBURSEMENT/SHARING AGREEMENT

         THIS EXPENSE REIMBURSEMENT/SHARING AGREEMENT ("AGREEMENT") is executed as of this 7th day of October, 2003, by and between The Majestic Star Casino, LLC, an Indiana limited liability company ("MAJESTIC STAR"), and Barden Nevada Gaming, LLC, a Nevada limited liability company ("BARDEN NEVADA").

                              W I T N E S S E T H:

         WHEREAS, Majestic Star employs certain executives and other employees who also provide management services to Barden Nevada, and Majestic Star desires to pay, and Barden Nevada desires to reimburse Majestic Star for, Employee Expenses (as defined below) on the terms and conditions set forth herein; and

         WHEREAS, Majestic Star and Barden Nevada desire to memorialize their agreement with respect to the payment and reimbursement of Employee Expenses;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties do hereby agree as follows:

         1. Employee Expenses. Majestic Star agrees to pay all costs and expenses of executives and certain other employees agreed to by the parties, including, but not limited to, salaries, bonuses, benefit payments, insurance, supplies, certain cost savings resulting from synergies and such other costs and expenses agreed to by the parties (collectively, "EMPLOYEE EXPENSES").

         2. Reimbursement. Effective upon and beginning on the closing of the transactions contemplated by that certain Purchase Agreement, to be entered into on or about the date hereof, by and among Majestic Star, The Majestic Star Casino Capital Corp., Jefferies & Company, Inc., Wells Fargo Securities, LLC and certain affiliates of Majestic Star, Barden Nevada agrees to reimburse Majestic Star for the Employee Expenses paid by Majestic Star in an amount equal to the greater of: (i) $500,000 per year (or such pro rata amount as may be applicable), or (ii) the actual amount of all Employee Expenses (the "REIMBURSEMENT PAYMENT"). Such Reimbursement Payment shall be due and payable as follows:

                  (a) Barden Nevada shall pay to Majestic Star, on or prior to the first day of each month, an amount equal to $41,666.67.

                  (b) If, at the end of each of (i) the first half of the fiscal year, and (ii) the fiscal year, the actual amount of Employee Expenses incurred to date is greater than (A) $250,000 in the case of the first half of the fiscal year, and (B) $500,000 in the case of the fiscal year, or such pro rata amount as may be applicable, Majestic Star shall notify Barden Nevada of the amount of such difference (the "EXCESS EMPLOYEE EXPENSE AMOUNT") within sixty (60) days after each of the first half of the fiscal year, and the fiscal year, as the case may be. Barden Nevada shall have thirty (30) days after receipt of such notice to either (1) pay the Excess Employee Expense Amount or
(2) object to the Excess Employee Expense Amount, in which event the parties shall negotiate in good faith to resolve such dispute.

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         In the event such payments are not paid to Majestic Star when due,
Majestic Star may charge Barden Nevada a late payment equal to 1.5% of the late Reimbursement Payment and interest thereon at an annualized rate of 10% per annum. The parties may modify the Reimbursement Payment from time to time in accordance with the following procedures: (I) a party may request modification to the Reimbursement Payment upon at least three (3) days prior written notice to the other party; (II) during such three-day period, (A) the other party may agree to such modification (whereby the modification shall become effective as of the date set forth in the notice) or (B) the other party may refuse to agree to such modification (whereby the modification shall not be effective and the parties shall negotiate in good faith as to a different modification, which shall become effective if and when an agreement is reached); and (III) in the event there is no response from the other party within the three day period described above, the proposed modification shall become effective as of the date set forth in the notice.

         3. Access to Records. Upon request, Majestic Star shall provide Barden Nevada access to any and all records reasonably related to Executive Expenses paid by Majestic Star and reimbursed by Barden Nevada pursuant to this Agreement.

         4. Termination. Subject to Section 1, this Agreement may be terminated by either party upon thirty (30) days prior written notice. This Agreement shall automatically terminate effective upon the closing of a sale of the Fitzgeralds Casino in Las Vegas, Nevada by Barden Nevada.

         5.       Miscellaneous.

                  (a) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified, waived, terminated or amended, except expressly by an instrument in writing signed by the parties hereto.

                  (b) This Agreement may be assigned or pledged in whole or in part by a party with the consent of the other parties.

                  (c) In the event that any provision of this Agreement shall be held to be void or unenforceable in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

                  (d) Except as otherwise specifically provided herein, notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail to the address of the party for whom intended at the principal executive offices of such party, or at such other address as such party may hereinafter specify by written notice to the other party.

                  (e) No waiver by any party of any breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained.

                  (f) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

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                  (g)      This Agreement may be executed in any number of
counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                            [signature page follows]

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         IN WITNESS WHEREOF, the parties hereto have executed this Expense
Reimbursement/Sharing Agreement as of the day and year first above written.

                                                   THE MAJESTIC STAR CASINO, LLC

                                                   By: _________________________
                                                   Name:
                                                   Title:

                                                   BARDEN NEVADA GAMING, LLC

                                                   By: _________________________
                                                   Name:
                                                   Title:

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